EXHIBIT 99.1

DOT VN BEGINS REGISTRATION FOR EXCLUSIVE INDUSTRY DOMAINS SERVICE

SAN DIEGO, CALIFORNIA – March 5, 2009, Dot VN, Inc., a Delaware corporation (“Dot VN” or the “Company”) (www.dotVN.com), (OTCBB: DTVI), an Internet and Telecommunications Company and the exclusive online global domain name registrar for the Country of Vietnam, announced today that it has begun the sunrise period for registering its new “Industry Domains” exclusively managed by Dot VN.  The Vietnam Internet Network Information Center (“VNNIC”) has granted to Dot VN the exclusive rights to register twenty-four industry specific sub-domain names (“Industry Domains”) to be managed directly by Dot VN.  The goal of Dot VN’s Industry Domain service is to create the leading resource for Vietnamese businesses and customers, both domestically and worldwide, to find each other.  This new service allows a “.VN” domain registrant to register sub domains under the new Industry Domains which includes “banks.vn”, “hotels.vn”, “fashion.vn”, “it.vn”, “arts.vn” and “cars.vn”.  Thus, for example, customers will be able to register and be listed on Dot VN’s directory “[bank name].banks.vn” or “[company name].business.vn” based on their particular industry.  This service creates a single definitive destination for potential customers to find the goods and services they need in Vietnam.  Currently, Dot VN is the only registrar authorized by the VNNIC to offer this additional level of service.

The Industry Domain service is in the sunrise period, which will run until May 31, 2009, during which time registrants who own trademarks can register a domain name containing their owned mark.  Beginning June 1, 2009, all sub domains within the Dot VN Industry Domain service will be open for general registration.  The Industry Domain service will be offered at 100 USD per sub domain per year.  A full list of all 24 Industry Domains is available for review at www.vn/vnnic/vnnic/industrydomains.jsp.

“The Industry Domains that Dot VN exclusively manages are extremely valuable.  The sub-domains for these industries will add greater value to clients who intend to expand and generate more visibility and traffic to their websites.  Dot VN will manage, market and create a highly integrated network of .VN sub-domains to generate greater revenue for the Company.” said Thomas M. Johnson, Dot VN’s Chairman and Chief Executive Officer.

About the Companies:
Dot VN, Inc. (www.DotVN.com) provides Internet and Telecommunication services for Vietnam.  Vietnam Internet Network Information Center (“VNNIC”) awarded the Company an “exclusive long term contract” to be the first registrar to market and register its country code Top Level Domain (“ccTLD”) of .VN (Vietnam) via the Internet.  Dot VN has established agreements with international ISP’s (Internet service providers) along with over 73 top domain resellers to commercialize .VN.  Also, the Company is currently developing initiatives to offer Internet Data Center services and Wireless applications.

Vietnam Internet Network Information Center (“VNNIC”), (www.vnnic.net.vn) is an agency of the Ministry of Information and Communication (“MIC”) of Vietnam.  VNNIC was founded on 28th April 2000, and carries out the functions of managing, allocating, supervising and promoting the use of Internet domain names, addresses, autonomous system numbers in Vietnam, providing Internet-related guidance, statistics on Internet usage, and representing Vietnam at Internet related events.

Cautionary Warning Regarding Forward-Looking Statements:
Statements in this press release may be “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  Words such as “anticipate,” “believe,” “estimate,” “expect,” “intend” and similar expressions, as they relate to Dot VN or its management, identify forward-looking statements.  These statements are based on current expectations, estimates and projections about Dot VN’s business based, in part, on assumptions made by management.  These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict.  Therefore, actual outcomes and results may, and probably will, differ materially from what is expressed or forecasted in such forward-looking statements due to numerous factors, including those described above and those risks discussed from time to time in Dot VN’s filings with the Securities and Exchange Commission.  Factors that could materially affect these forward-looking statements and/or predictions include, among other things: (i) our limited operating history; (ii) our ability to pay down existing debt; (iii) unforeseen costs and expenses; (iv) potential litigation with our shareholders, creditors and/or former or current investors; (v) Dot VN’s ability to comply with federal, state and local government regulations in the US and foreign countries; (vi) Dot VN’s ability to maintain current agreements with the government of Vietnam and enter into additional agreements with the government of Vietnam; and (vii) other factors over which we have little or no control.  In addition, such statements could be affected by risks and uncertainties related to product demand, market and customer acceptance, competition, pricing and development difficulties, as well as general industry and market conditions and growth rates and general economic conditions.  Any forward-looking statements speak only as of the date on which they are made, and Dot VN does not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date of this release.  Information on Dot VN’s website does not constitute a part of this release.

For more information, contact:
Thomas M. Johnson, Chairman & CEO
Dot VN, Inc.
Phone:     858-571-2007 X14
Email:      Inquiries@DotVN.com
Website:  www.DotVN.com
Register your .VN domains at:  www.VN